Exhibit 21.1

Subsidiaries of PLx Pharma Inc.

1.       PLx Opco Inc., organized under the laws of Delaware

2.       PLx Chile SpA, organized under the laws of Chile

3.       Dipexium Pharmaceuticals Ireland Limited, organized under the laws of Ireland